Exhibit 99.01

Financial Contact: John Riley
GRIC Communications, Inc.
(408) 965-1377
investor@gric.com

Media Contact: Bernadette Callahan
GRIC Communications, Inc.
(408) 965-1145
bcallahan@gric.com

GRIC Announces Financial Results for 2003

Fourth Quarter Revenues Increase 16 Percent to $11.2 Million over 2002

Company Signs 50 New Enterprise Customers, Increases Broadband Revenues

MILPITAS, Calif., - February 12, 2004 - GRIC Communications, Inc. (Nasdaq: GRIC), a leading provider of enterprise-class managed mobile and remote worker solutions, announced that its revenues for the fourth quarter of 2003 increased 16 percent to $11.2 million, compared with $9.6 million in the fourth quarter of 2002.  Net loss in the fourth quarter of 2003 was $1.0 million, or $0.03 per share, compared with a net profit of $328,000, or $0.01 per share, in the fourth quarter of 2002.  Overall gross margins were 60 percent in the fourth quarter of 2003, compared with 59 percent in the fourth quarter of 2002.

Total revenues for 2003 increased 19 percent to $41.2 million from $34.7 million in 2002.  Gross profit for 2003 increased 22 percent to $23.8 million from $19.5 million in 2002.  Overall gross margins rose to 58 percent for 2003 from 56 percent for 2002.  Net loss for 2003 was $1.9 million, or $0.08 per share, compared with net loss of $16.8 million, or $0.84 per share, in 2002.

“In the fourth quarter we continued to make progress in transitioning GRIC from our historic reliance on the service provider channel and usage-based dial-up revenues to today’s focus on the enterprise market.  This new focus provides the Company with a more stable base of revenues and greater long-term growth opportunities. During the fourth quarter, we acquired 50 new enterprise accounts, increased enterprise and value-added reseller (VAR) revenues on a combined basis as a percentage of total revenues from

25% to 39%, and generated 11% of our revenues from broadband services,” said Bharat Davé, President and Chief Executive Officer.

“Our fourth quarter results reflect continued instability in the service provider market.  Recognizing this fact, we continued to invest in key areas across the Company to strengthen our ability to market, sell, and deliver our managed broadband and other value-added solutions to enterprises. These investments are designed to simplify the process of implementing our services and decrease the amount of time it takes to generate revenues from new enterprise accounts,” added Davé.

GRIC completed the acquisition of Axcelerant, Inc. during December 2003.  As a result, the Company’s financial results for the fourth quarter of 2003 include one month of revenues derived from activities attributable to the broadband services business acquired from Axcelerant.  Revenues attributable to installation of broadband products and services will be recognized by GRIC over a 24-month period for financial accounting purposes, rather than recognizing them on delivery as had been Axcelerant’s historical practice.

GRIC’s financial results for the fourth quarter of 2003, and its business outlook for the quarter ending March 31, 2004, have been prepared in accordance with these principles, which are consistent with GRIC’s past practices and will not result in changes to GRIC’s financial results for any prior periods.

New Enterprise and VAR Customers

The 50 new enterprise customers that GRIC signed in Q4 include Ethan Allen, a leading manufacturer and retailer of quality home furnishings; International Multifoods Corp., a manufacturer and marketer of branded consumer foods and foodservice products including Pillsbury® ready-to-spread frostings, HungryJack® pancake mixes, Pet® evaporated milk and dairy creamer, as well as other well-known consumer brands; Robert W. Baird & Co., an international wealth management, investment banking, asset management and private equity firm; and In-Store Broadcasting Network, a leading provider of in-store music to over 1,700 retail stores across the U.S. and Canada. These new enterprise customers join GRIC’s growing roster of worldwide enterprise customers that already includes Procter & Gamble, Merrill Lynch, Charles Schwab, Philip Morris USA, Bristol-Myers Squibb, Novartis, Schering-Plough, Lockheed Martin Corp., Stanley Works, VeriSign, and many others.

At the end of 2003, more than 160 enterprises were direct GRIC customers. GRIC’s customer portfolio contains some of the world’s largest and best-known Global 2,000 and Fortune 1,000 enterprises, many of which are leaders in their respective industries and market segments. Revenues from enterprise customers and VARs on a combined basis now comprise nearly 40% of the Company’s overall revenue mix.  The Company expects this percentage to continue to grow in future quarters as it strengthens its enterprise sales and marketing efforts.

The Company reported that there were approximately 150,000 individual end users of its services in the month of December 2003.

Growing Broadband Revenues

In addition to expanding its roster of enterprise and VAR customers in the fourth quarter of 2003, GRIC also increased the percentage of its revenues that are generated from broadband and Wi-Fi related services. Approximately 11 percent of GRIC’s revenues was generated from broadband and Wi-Fi related services in the fourth quarter of 2003.

In the fast-growing Wi-Fi arena, GRIC added over 2,000 Wi-Fi hotspots to the GRIC TierOne Network™ in the fourth quarter, further expanding GRIC’s business-class mobile broadband network. In addition, the Company signed agreements with several major service providers and others across the globe to offer Wi-Fi services to their customers. During the fourth quarter of 2003, GRIC signed Wi-Fi agreements with SingTel Mobile, a wholly-owned subsidiary of Singapore Telecommunications Limited; Japan Telecom, one of Japan’s largest telecommunications service providers; and IBM Singapore. In addition, GRIC signed an extension of its agreement with InfoNet Services Corporation to include Wi-Fi and broadband Ethernet services. GRIC further expanded its Wi-Fi footprint in Q4 with agreements with three major Wi-Fi service providers in Europe and South Africa – The Cloud™, Monzoon Networks, and PicoPoint.

The GRIC TierOne Network is the world’s largest business-class mobile broadband network, with over 7,400 mobile broadband access points currently deployed - 6,100 Wi-Fi hotspots and 1,350 Ethernet locations, primarily in hotels. By implementing currently signed agreements, the Company plans to double the number of mobile broadband access points in the GRIC TierOne Network to more than

15,000 in the next several quarters. In addition to these 7,400 mobile broadband access points, the GRIC TierOne Network also includes more than 35,000 dial-up access locations worldwide in 170 countries and territories.

BUSINESS OUTLOOK

The following statements are based on current expectations and information available to us as of February 12, 2004; we do not undertake a duty to update them.  Our ability to project future results is inherently uncertain. These statements are “forward-looking” and actual results may differ materially as a result of risks outlined below.

**The Company expects revenues in the range of $13.4 to $13.7 million for the first quarter of 2004.

**The Company expects overall gross margins in the range of 60 to 62 percent for the first quarter of 2004.

**The Company expects to see operating expense levels (Network & Operations, R&D and SG&A) in the range of $9.7 to $10.0 million in the first quarter of 2004.  These projected operating expenses include amortization of intangible assets acquired in connection with the Company’s acquisition of Axcelerant.

**The Company anticipates that it will be profitable for the 2004 fiscal year.

The statements by Bharat Davé, and the above statements contained in this business outlook section, are forward-looking statements that involve risks and uncertainties. Factors that could cause such statements to be inaccurate include: the possible failure of revenue or cost synergies related to the recently completed GRIC-Axcelerant merger to materialize (for example due to difficulties in the integration of the two companies and their personnel, products and services that may result in loss of customer traction, customer cancellations or increased integration costs); the possibility that the market for the offerings of the combined company will not develop as rapidly as anticipated or in the direction anticipated, or that product or service launches will be delayed; the possibility that demand for our services in the service provider market will decrease at a rate faster than currently anticipated and thus cause our revenues to decline; and the risk factors listed from time to time in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

GRIC REITERATES OUTLOOK PUBLICATION PROCEDURES

Following the publication of its quarterly earnings release, GRIC will continue its practice of having company representatives meet privately with investors, the media, investment analysts and others. At these meetings GRIC may reiterate the outlook published in the earnings release. At the same time, GRIC will keep its earnings release and outlook publicly available on its Web site (www.gric.com). Prior to the start of the Quiet Period described below, the public can continue to rely on the outlook on the Web site as still being GRIC’s current expectations on matters covered, unless GRIC publishes a notice stating otherwise.

Towards the end of each fiscal quarter, GRIC will observe a “Quiet Period” when it no longer publishes or updates information about GRIC’s current expectations. During the Quiet Period GRIC representatives will not comment concerning outlook or GRIC’s financial results or expectations. The Quiet Period will extend until the day when GRIC’s next quarterly earnings release is published. For the fourth quarter, the Quiet Period will be March 15, 2004 through May 4, 2004.

About GRIC Communications, Inc.

 GRIC Communications, Inc. is a leading enterprise provider of secure broadband and global remote access solutions including solutions for mobile offices, teleworker/home offices, and branch office/retail environments. GRIC’s managed solutions enable enterprises to dramatically reduce the cost, complexity, and risk of remote office networking, while maximizing the productivity of mobile and remote workers. The GRIC TierOne Network(TM) is the world’s largest access network and features more than 40,000 wired and wireless access points in over 170 countries and territories. GRIC’s network is the world’s largest mobile broadband network, with over 7,400 mobile broadband access points currently deployed - 6,100 Wi-Fi hotspots and 1,350 Ethernet locations, primarily in hotels.  More information about GRIC is available at www.gric.com or by calling 877-GET-GRIC in North America or 408-955-1920 elsewhere.

GRIC, GRIC TierOne Network, and the GRIC logo are trademarks of GRIC Communications, Inc. All other trademarks mentioned in this document are the property of their respective owners.